EXHIBIT 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

No. 510-2.05-0070

(WITH EARNEST MONEY PROVISION)

Soterra Florida Timberlands

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 28th day of March, 2005, by and between Soterra LLC, a Delaware limited liability company, whose street address is 439A Katherine Drive, Flowood, Mississippi 39232, and whose mailing address is Post Office Box 18, Jackson, MS 39205 (hereinafter “Seller”), and Plum Creek Timberlands, L.P., a Delaware limited partnership whose address is 999 Third Avenue, Suite 4300, Seattle, Washington 98104 (“Purchaser”).

The parties agree to the following terms and conditions:

1. Timberlands and Other Property to be Acquired.

1.1 Description of Assets. In consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, Seller agrees to sell and convey to the Purchaser and the Purchaser agrees to purchase from the Seller and take title to the following:

(a) Real Property. That certain real property situated in Gadsen, Holmes, Jackson, Santa Rosa, Walton and Washington Counties, State of Florida; Decatur County, Georgia; and Geneva County, Alabama, shown on the maps attached hereto as Exhibit “A” and incorporated herein by this reference as though fully set forth, being a portion of the Florida Timberlands of Seller (the “Property”), including Seller’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging or appertaining to the Property, including but not limited to all of Seller’s right, title, and interest (i) in and to the reproduction, merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Property; (ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Seller or Seller’s predecessors in interest; and (iii) all rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described in this Agreement.

(b) Contracts. All contracts relating to the operation of the Property, including without limitation operating contracts, stumpage contracts, leases, permits, licenses, governmental consents and agreements, approvals and clearances, agreements for construction of roads or other improvements, rights under any payment, performance, or bonds relating to or associated with the Property, to the extent assignable (hereinafter, the “Contracts”). A schedule of timber cutting contracts that were “open contracts” as of July 2, 2004 and thereafter including deeds conveying real property, other than easements and rights of way, since July 2, 2004 is attached as Schedule 1.1(b) and incorporated herein by this reference as though fully set forth (the “Timber Cutting Contracts”).

(c) Access Rights and Easements. All rights of Seller in and to any access rights, rights-of-way and easements appurtenant to the Property, to the extent assignable (hereinafter, “Access Rights and Easements”).

(d) Personal Property. Seller’s maps, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies particular to the Property, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller’s possession relating to the Property, and timber inventory, GIS and IFMS data with respect to the Property (not including proprietary software) (“Personal Property”). Purchaser agrees to make all Personal Property available to Seller upon Seller’s request and to not destroy the same for five (5) years from the date of the Closing without the prior written permission of Seller.

1.2 Assets. The Property, Contracts, Access Rights and Easements and Personal Property are sometimes collectively referred to as the “Assets.” Before Closing, Seller and Purchaser shall agree upon an allocation of the Purchase Price among the Assets (land, timber, and personal property) and shall utilize the agreed upon allocation for all income tax purposes for this transaction.

2. Purchase Price.

(a) The purchase price for the Assets is Fifty One Million Forty-Six Thousand Nine Hundred Forty-Five Dollars ($51,046,945.00) (“Purchase Price”). The Purchase Price is subject to adjustment pursuant to Paragraphs 5(b), 5(d), 6(d), 6 (f) and 10. The Purchase Price shall be payable in immediately available funds in cash for the personal property and minerals according to paragraph 1.2 with the balance to be paid by, at Seller’s option, immediately available funds or one or more installment notes on the Closing Date for the sale and acquisition of the Assets as follows:

(i)	The Closing (the “Closing”) will consist of Assets valued at Fifty One Million Forty-Six Thousand Nine Hundred Forty-Five Dollars ($51,046,945.00), as may be adjusted as described in Paragraph 2(a). No later than ten (10) days prior to the Closing, Seller shall specify whether the portion of the Purchase Price attributable to the Installment Note Closing shall be paid in the form of cash and/or one or more installment notes in amounts mutually agreed.

(ii)	CASH TRANSACTION. In the event that Seller specifies that part or all of the Purchase Price shall be payable in cash, Purchaser shall wire transfer the funds consistent with Seller’s wire transfer instructions.

(iii)	INSTALLMENT NOTE TRANSACTION. In the event that Seller specifies that part or all of the Purchase Price shall be payable in the form of one or more installment notes (“Installment Notes”), the parties shall complete the portion of the transaction involving the issuance of installment notes (“Installment Note Transaction”) in a commercially reasonable manner consistent with similar transactions involving the sale of timberlands of similar value that are financed with installment notes. Although the precise terms of the Installment Note Transaction and the documentation concerning the Installment Note Transaction may vary according to the bank (“Bank”) selected by Seller to provide the credit enhancement for the installment notes, Purchaser and Seller acknowledge that Purchaser will acquire the Assets in exchange for one or more Installment Notes according to customary and commercially reasonable terms, including those required by Bank in connection with its provision of the credit enhancement. Other obligations arising out of the Installment Note Transaction will be set forth in a Reimbursement Agreement, Pledge Agreement and other documents typically included in Installment Note Transactions according to customary and commercially reasonable terms required by Bank. At Closing, Purchaser shall deliver to Seller, for the purpose of securing Purchaser’s obligations under the Installment Notes, separate irrevocable standby letters of credit or bank guarantees (the “Letters of Credit”) issued by Bank. The Letters of Credit, Reimbursement Agreement, and Pledge Agreement (collectively the “LC Documents”) delivered at Closing shall be consistent with those typically included in Installment Note Transactions and incorporate customary and commercially reasonable terms required by Bank. At the option of Seller, for the purpose of securing Purchaser’s obligations under the Installment Notes, there may be substituted and delivered at Closing in lieu of LC Documents, a guaranty and ancillary security documents utilizing commercially reasonable terms required by Bank.

(iv)

COOPERATION REGARDING TRANSACTION STRUCTURE. Purchaser agrees to cooperate in structuring an Installment Note Transaction in a tax efficient and cost-effective manner. Seller agrees to cooperate with Purchaser to structure the Installment Note Transaction to be reasonably acceptable to Purchaser including the assets of Buyer LLC being sufficient to pay Buyer LLC’s reasonably scheduled expenses. In the event that Seller uses such Installment Note Transaction, Purchaser shall bear all expenses and costs related to structuring and closing the transaction on an Installment Note basis, but with regard to such costs and expenses of Purchaser, Seller shall reimburse Purchaser for all of Purchaser’s reasonable out-of-pocket expenses and costs to accomplish the Closing relating to the structuring and closing on an Installment Note basis, including, but not limited to, the costs of outside legal counsel. Seller and Purchaser agree to obtain firm estimates (where possible) for any costs to be incurred including, but not limited to, legal fees from firms reasonably acceptable to Seller and Purchaser based upon proposed drafts of documents to be provided by Seller to Purchaser and with the parties to select one or more of such firms based upon the estimate. Purchaser agrees to use commercially reasonable efforts to minimize the costs of obtaining required legal opinions.

3. Earnest Money Receipt. Purchaser hereby deposits with the escrow described in Paragraph 4 herein, the amount of One Million Twenty Thousand Nine Hundred Thirty-Nine Dollars ($1,020,939.00), in cash, paid or delivered as earnest money (together with any interest earned thereon, the “Earnest Money”) being 2% of the Purchase Price.

4. Time and Place of Phased Closings; Escrow.

(a) Upon mutual execution, the parties shall deposit a copy of this Agreement, and such other documents and monies, including Earnest Money, as are required hereby into escrow established with Stewart Title Guaranty Company, 1000 Second Avenue, Suite 1620, Seattle, Washington 98104 (the “Escrow Agent”) pursuant to an escrow agreement (“Escrow Agreement”) attached as Exhibit B . At the Closing, the Earnest Money shall be returned to Purchaser.

(b) The Closing shall occur not later than June 15, 2005. The Closing shall take place at the offices of the Escrow Agent. Closing shall mean the point at which all executed documentation and monies required to close the transaction have been delivered to escrow, including signed escrow instructions.

5. Condition of Title and Title Insurance.

(a) As of the Closing Date, title to the Property is to be free of all encumbrances or defects except those listed in the preliminary commitments for title insurance acceptable to Purchaser as described herein.

(b) Seller shall provide one set of title commitments to the Property to Purchaser at Seller’s expense issued by Stewart Title Guaranty Company (“Stewart”). Seller shall pay any fees to update title from the date of the title commitments if Closing occurs on a date that is later than ninety (90) days from the date of such commitments. Seller and Purchaser shall each pay one-half of the title insurance premiums for a standard owner’s title insurance policy. Purchaser agrees to acquire an Owner’s or Lender’s policy of title insurance (i.e., extended coverage) from Stewart, or if Purchaser desires to decline title insurance or acquire title insurance from a title company other than Stewart, Purchaser agrees to reimburse Seller all fees and expenses incurred by Seller in providing the title commitments including but not limited to search and exam fees, commitment fees and cancellation fees. Purchaser shall have until close of business on the thirtieth (30th) day after Purchaser’s receipt of all of the title commitments and copies of substantially all of the exception documents referenced therein (the “Title Review Period”) to notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the title commitments; provided, however, that Purchaser shall have until the close of business on the tenth (10th) day after Purchaser’s receipt of any missing documents to notify Seller in writing of any objections Purchaser has to those documents. Monetary encumbrances to be discharged by Seller shall be paid from Seller’s funds at the Closing, and shall not be subject to the “Floor” as hereinafter described. Purchaser shall not object to and shall accept the following matters which shall be deemed to be Permitted Exceptions (as hereinafter defined):

(i) liens for taxes, assessments and other governmental charges which are not yet due and payable as of the Closing;

(ii) all land use (including but not limited to forestry, environmental and wetlands), building and zoning laws, regulations, codes and ordinances affecting the Property;

(iii) any rights of the United States of America, the State in which the Property is located or others in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting the Property, or title to the submerged lands including, without limitation, riparian rights and navigational servitudes;

(iv) title to that portion of the Property, if any, lying below the mean high water mark of abutting tidal waters;

(v) all easements, rights-of-way, licenses and other such similar encumbrances apparent or of record;

(vi) all existing public and private roads and streets and all railroad and utility lines, pipelines, service lines and facilities;

(vii) all encroachments, overlaps, boundary line disputes, shortages in area, persons in possession, cemeteries and burial grounds and other matters not of record which would be disclosed by an accurate survey of the Property;

(viii) prior reservations or conveyances of mineral rights or mineral leases of every kind and character; and

(ix) any loss or claim due to lack of access to any portion of the Property, provided that lack of access does not affect more than ten percent (10%) of the acres of the Property with lack of access being limited to tracts or parcels identified by Purchaser where the Seller has neither legal access nor permissive access (although unrecorded). Seller shall on or before the delivery of the title commitments furnish Purchaser information to Seller’s knowledge on all tracts lacking legal access identifying the tract, any recorded easements or rights-of-way, any unrecorded written or verbal consents to access the tract and whether or not access has been refused attaching a map for each tract identified by Seller.

Furthermore, any title encumbrances or exceptions that are set forth in the title commitment to which Purchaser does not object during the Title Review Period (as may be extended with respect to missing documents as described above) shall be deemed to be permitted exceptions to the status of Seller’s title (together with the items listed above shall be the “Permitted Exceptions”). With regard to items to which Purchaser does object in writing within the period specified, Seller shall attempt to cure and remove such items. If Seller is unable or fails to cure or remove such items within ten (10) business days of Seller’s receipt of Purchaser’s written objections, Purchaser may either: (i) waive its objection and proceed with closing of the affected tract or parcel; or, (ii) give Seller notice to delete the affected tract or parcel and adjust the Purchase Price as set forth herein. Any notice to Seller shall be in writing and shall be given no later than five (5) business days after expiration of Seller’s 10-day cure period. If Purchaser fails to give such notice to Seller within the time specified, the objection(s) shall be deemed waived by the Purchaser. The value of any adjustment to the Purchase Price will be determined by a computation of the number of acres utilizing the specific values reflected on the chart attached hereto as Schedule 5 (b) and incorporated herein by this reference as though fully set forth. Any such excluded acreage shall be aggregated with such surrounding acreage not to exceed forty (40) acres unless the excluded tract exceeds forty (40) acres or Seller establishes that a larger tract is reasonably necessary to create an economically marketable parcel, as reasonably determined by Seller and Purchaser. In the event Seller and Purchaser are unable to agree upon the specific acreage to be excluded, the parties agree to resolve the dispute through arbitration with Larson & McGowan, Inc. making a final determination as sole arbitrator, to which the parties agree to be bound. The parties shall close as scheduled on the transaction contemplated by this Agreement, adjusting the purchase price by the disputed amount, escrowing the disputed amount and close on the disputed amount and Property upon the conclusion of arbitration (the “Arbitration Process”). In the event of any such carve-outs, Seller shall reserve or Purchaser shall grant such rights for ingress, egress and utilities as may be required to access such parcel. For the purposes of all adjustments to Purchase Price arising out of title claims or defects and environmental claims or defects, Purchaser shall not be entitled to request and obtain an adjustment to the Purchase Price until the claims, or defects, arising from title and environmental claims or defects individually or collectively could lessen the value of the Assets by, or cause damage of, at least six/tenths of one percent (0.6%) of the Purchase Price (the “Floor”). If title or environmental claims individually or in the aggregate do not exceed the Floor, there shall be no adjustment to the Purchase Price. If title or environmental claims exceed the Floor, the Purchase Price shall be adjusted for title and environmental claims by reducing the Purchase Price by the amount of the claims above the Floor subject to the Ceiling for claims of ten percent (10%) of the Purchase Price (“Title and Environmental Claim Ceiling”). If the total title and environmental claims exceed the Claim Ceiling, either Seller or Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser with neither Seller nor Purchaser having any further liability to each other.

(c) Seller has provided Purchaser with copies of all encumbrances not of record that affect the Property that Seller anticipates would survive each Closing (the “Temporary Encumbrances”). Purchaser agrees to accept the Temporary Encumbrances provided the Temporary Encumbrances are of the type and nature customarily accepted by a purchaser in a large timberland transaction. At Closing, Seller shall assign and Purchaser shall assume Seller’s rights, duties, obligations and liabilities under the Temporary Encumbrances accepted by Purchaser pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C. Any income from the Temporary Encumbrances shall be pro-rated to the Date of Closing. Notices of the assignment shall be executed by Seller and Purchaser at Closing and mailed to the third party benefiting from the Temporary Encumbrances.

(d) Purchaser and Seller agree to amend this Agreement with formal legal descriptions as Exhibit “A” prior to Closing. During the Title Review Period, Purchaser has the right to verify the maps attached hereto as Exhibit “A” against the legal descriptions contained in the title commitments. In the event of discrepancies causing Purchaser to believe acres depicted as owned by Seller on the maps are not included within deed acres from the legal descriptions (“Missing Acres”), then Purchaser shall have the right to treat the Missing Acres as a title claim pursuant to the procedures and subject to the limitations set forth in the immediately preceding paragraph, provided however, Seller shall have the right to offset any title claim of Missing Acres by any additional acres Seller believes are included in deed acres from the legal descriptions that are not depicted on the maps (“Additional Acres”). In the event the total Additional Acres exceed six/tenths of one percent (0.6%) of the Purchase Price (“the Floor”), then the Purchase Price shall be adjusted upward for amount of the Additional acreage above the Floor pursuant to the prices set forth on Schedule 5(b). If Additional Acreage does not exceed the Floor, there shall be no adjustment to the Purchase Price.

(e) At Closing, the Seller shall execute and deliver to Purchaser a Special Warranty Deed (the “Deed”) for each county in which the Property is located, warranting title against the claims of all persons claiming by, through or under Seller, but against none other. All mineral rights shall be conveyed by quitclaim rather than special warranty. The Deed shall be free of encumbrances or defects except (i) such encumbrances or defects that may attach after the Closing Date through any person other than the Seller, and (ii) the Permitted Exceptions. The Deeds shall be in the form attached hereto as Composite Exhibit D and incorporated herein by this reference as though fully set forth and shall be delivered to Purchaser, or a person or entity designated by Purchaser.

6. Inspection; Condition of Property; Subsequent Acts.

(a) Subject to Seller’s representations and warranties set forth herein and in the Deeds and Assignment and Assumption Agreement, Purchaser accepts the Assets “as is” and “where is,” subject to the risks of all defects and conditions. Seller has no obligation to repair or make any improvements to the Premises. The Purchaser acknowledges that full inspection of the Property has been made or will have been made by the Closing Date and that neither the Seller nor its agents, officers, employees or assigns shall be held to any covenant respecting the condition of the Property or any improvements thereon nor shall the Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant or agreement relied on is contained herein or is in writing and attached to and made a part of this Agreement. Purchaser acknowledges and agrees that any documents, cruises, compilations, timber inventories, environmental audits, assessments, surveys, plans, specifications, reports and studies (the “Information”) made available to Purchaser by Seller are or have been provided as information only and Seller makes no warranty whatsoever with respect to the accuracy or completeness of the Information. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE TIMBER OR THE PROPERTY, QUANTITIES, TIMBER GRDS, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR SOILS STABILITY OR CONDITIONS.

(b) Between the date of this Agreement and the Closing Date, the Seller shall maintain and keep the Property in substantially the same condition as existed on the date of this Agreement except Seller shall have the right to cut timber pursuant to the Timber Cutting Contracts and in accordance with Paragraph 6(f). Seller shall not extend any timber cutting contracts without the permission of Purchaser. Further, Seller shall manage and maintain the Property to a commercially reasonable standard and shall continue to conduct silvicultural activities to a commercially reasonable standard, subject to the provisions of this paragraph. The Seller shall not and shall not allow others to remove or in any way permit the removal of any timber, harvestable crops, improvements, or other items from the Property other than as provided in the Timber Cutting Contracts or as specifically agreed in writing by Purchaser. Further, Seller may not encumber the Property without the prior written consent of Purchaser, which consent cannot be unreasonably withheld. Certain costs incurred by Seller may be reimbursable at Closing as follows:

(i)	As site prep, planting, herbicide treatment, or any other silvicultural activity is planned to be performed on any portion of the Property prior to Closing, Seller shall submit any plans for any site prep, planting, herbicide treatment, or any other silvicultural activity to Purchaser for prior approval, such approval to not be unreasonably withheld. Seller must provide Purchaser at least ten (10) business days’ notice of any such planned activity and its associated costs to Purchaser. If Purchaser objects to such activity, Purchaser must notify Seller in writing of the objection within five (5) business days of receipt of the notice or Purchaser shall be deemed to have approved the activity and Seller shall have the right to undertake the planned activity. Seller shall pay for such silvicultural activity conducted prior to Closing; provided, however that Seller shall receive a credit at Closing for all costs actually expended for reforestation and silvicultural activity that has been approved by Purchaser.

(c) Seller is not aware of Seller being in possession of any environmental audits, assessments or reports pertaining to the Property.

(d) Purchaser, its agents and representatives, shall have the right, from the date hereof until thirty (30) days from the date of this Agreement to go on the Property and around and in the Buildings at reasonable times to conduct an environmental audit and other land, soil and engineering inspections, tests and feasibility studies utilizing current ASTM standards (“Purchaser’s Environmental Evaluation”). Seller agrees to cooperate with Purchaser in the conduct of Purchaser’s Environmental Evaluation. In the event the Purchaser’s Environmental Evaluation reveals a commercially reasonable adverse environmental condition (other than promiscuous dumps containing household refuse and white goods of one-half acre or less for each dump site) existing upon the Property, then Purchaser shall notify Seller in writing of any such adverse environmental condition within ten (10) days after the end of the foregoing thirty (30) day period. In no event shall Purchaser report any such adverse environmental condition to any governmental authority without first affording Seller the right to review the information on said condition and to make independent notification to said governmental authority if Seller believes such notification is required. Purchaser shall have the right to delete the affected acreage affected by commercially reasonable adverse environmental condition (other than promiscuous dumps containing household refuse and white goods of one-half acre or less for each dump site) from Closing; provided, however, if the affected area is not large enough to constitute a marketable parcel, Seller shall have the right to enlarge the area not to exceed forty (40) acres unless the excluded tract exceeds forty (40) acres or Seller establishes that a larger tract is reasonably necessary to create an economically marketable parcel, as reasonably determined by Seller and Purchaser. In the event Seller and Purchaser are unable to agree upon the specific acreage to be excluded, the parties agree to comply with the Arbitration Process described in the above Section 5(b). In the event a survey is required to create such parcel, Seller and Purchaser shall share equally in the cost of any such survey by a licensed professional surveyor meeting minimum standards or other standards approved by Seller provided that Seller’s costs shall in no event exceed Twenty-Five Thousand Dollars ($25,000.00). In addition, Seller shall be entitled to reserve easements for access and utilities to such affected parcel. The Purchase Price will be reduced by a computation of the number of acres utilizing the specific values reflected on the chart attached as Schedule 5 (b) for any acres deleted (subject to expansion to a marketable parcel as aforesaid) as a result of Purchaser’s Environmental Evaluation. For the purposes of all adjustments to Purchase Price arising out of title claims or defects and environmental claims or defects, Purchaser shall not be entitled to request and obtain an adjustment to the Purchase Price until the claims, or defects, arising from title and environmental claims or defects individually or collectively could lessen the value of the Assets by, or cause damage of, at least six/tenths of one percent (0.6%) of the Purchase Price (the “Floor”). If title or environmental claims individually or in the aggregate do not exceed the Floor, there shall be no adjustment to the Purchase Price. If title or environmental claims exceed the Floor, the Purchase Price shall be adjusted for title and environmental claims by reducing the Purchase Price by the amount of the claims above the Floor subject to the Ceiling for claims of ten percent (10%) of the Purchase Price (“Title and Environmental Claim Ceiling”). If the total title and environmental claims exceed the Claim Ceiling, either Seller or Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser with neither Seller nor Purchaser having any further liability to each other.

(e) Purchaser’s Indemnification of Seller Arising From Inspections. Purchaser agrees to come in, defend, hold harmless and indemnify Seller from any loss, claim or damage arising out of Purchaser’s or Purchaser’s agents, employees, or contractors inspections or operations on the Property prior to Closing. If the Closing does not occur, Purchaser shall also repair any damage to the Property arising out of Purchaser’s or Purchaser’s agents, employees, or contractors inspections or operations on the Property. The obligation of this paragraph shall survive closing of this transaction or termination of this Agreement.

(f) Credits at Closing. In addition to the potential adjustments to the Purchase Price as contained in Paragraphs 5(b), 5(d), 6(d) and 10, the Purchaser shall receive a credit at Closing in the amount of $546,945.00 for contract 346-1085. Further, Purchaser shall receive a credit at Closing for any funds received by Seller after July 2, 2004 and prior to Closing under any pay-as-cut contracts affecting the Property.

7. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of this date and as of the date of the Closing:

7.1 Organization. Seller is a Delaware limited liability company which is duly organized and validly existing under the laws of the State of Delaware.

7.2 Good Standing. Seller is qualified to conduct business in the States of Florida and Alabama.

7.3 Power and Authority for Transaction. Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

7.4 Authorization; No Violation or Conflicts. The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary limited liability company actions on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally or by general equitable principles. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein constitute a violation of Seller’s certificate of formation, operating agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Seller pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Seller is a party or by which it or any of its properties may be bound or affected. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or for consummation by Seller of the transactions contemplated herein.

7.5 No Defaults. To Seller’s knowledge (as hereinafter defined), the Contracts and Access Rights and Easements are valid and in full force and effect except as would not materially and adversely affect the Assets. To Seller’s knowledge, neither Seller nor any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any Contract.

7.6 Condemnation Proceedings. Seller has not received notice of any condemnation proceeding. To Seller’s knowledge, no condemnation proceeding is pending or threatened which would materially preclude or impair the use of the Property for the respective purposes for which such properties are currently used.

7.7 Environmental Matters. To Seller’s knowledge, except as set forth on Schedule 7.7:

(a) the Property has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous substances in material violation of levels allowed under applicable laws;

(b) there are no underground storage tanks on the Property; and

(c) Seller has not received notification from any third party, including but not limited to governmental agency alleging that the Property is not materially in compliance with applicable environmental laws.

Subject to Seller’s warranty set forth in this Paragraph 7.7, the liability for which Seller remains responsible pursuant to the terms of this Agreement, Purchaser releases Seller, its parent company and affiliates (for the purposes of this paragraph “Seller”) from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller’s failure to comply with any environmental laws applicable to the Assets; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Assets before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any third party (private or government) arising out of (a) or (b) above.

As used herein, the term “environmental laws” shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substances Control Act, as amended (“TSCA”), the Clean Water Act, as amended (“CWA”), the Clean Air Act, as amended (“CAA”), and the Oil Pollution

Control Act of 1990, as amended (“OPA”). As used herein, the terms “hazardous substance” and “release” (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this paragraph 7.7 after the effective date of the amendment. Moreover, to the extent that applicable State law establishes a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

7.8 Suits, Actions or Proceedings. Except as disclosed in Schedule 7.8, to Seller’s knowledge, there is (i) no court or administrative judgment or order which adversely affects the Assets or current operations thereof; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or threatened which would reasonably be expected to materially and adversely affect the Assets or current operations thereof. To Seller’s knowledge, there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

7.9 Compliance. Except as disclosed on Schedule 7.9, Seller has not received notification from any governmental agency within five (5) years of the date of this Agreement alleging that the Property or other properties comprising the Assets are not in compliance with applicable laws (other than environmental laws which are covered in Paragraph 7.7) as would materially and adversely affect the Assets. To Seller’s knowledge, there are no such violations relating to the use of the Property.

7.10 Schedules. Seller has delivered to Purchaser herewith the Schedules referred to in this Agreement. The Schedules that have been delivered to Purchaser by Seller and attached hereto are applicable to both this Agreement and another agreement between Seller and Purchaser pertaining to the remainder of Seller’s Florida Timberlands. Within two weeks from the date of this Agreement, Seller and Purchaser shall revise the Schedules by creating new Schedules containing information applying only to the applicable contract, and shall amend this Agreement accordingly.

7.11 Marketable Title. Subject to the Permitted Exceptions and the Temporary Encumbrances, to Seller’s knowledge, Seller has good and marketable title to the Assets and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances.

7.12 Disposition of Assets. Seller has not harvested, nor has Seller allowed the harvest of, any portion of the Property, nor has Seller disposed or contracted for the disposal or sale of any of the Property, other than rights of way and easements in the ordinary course of business, since July 2, 2004 except under contracts on Schedule 1.1(b).

8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that as of this date and as of the date of the Closing:

8.1 Organization. Purchaser is a limited partnership and is duly organized and validly existing under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

8.2 Good Standing. Purchaser is qualified to conduct business in the States of Delaware, Alabama, Georgia and Florida.

8.3 Power and Authority for Transaction. Purchaser has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

8.4 Authorization; No Violation or Conflicts. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser’s partnership agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein.

8.5 Suits, Actions or Proceedings. To Purchaser’s knowledge (as hereinafter defined) there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

8.6 Insolvency. To Purchaser’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws contemplated by, pending, or threatened by or against Purchaser.

8.7 Financial Capability. Purchaser has or at Closing will have the financial capability to complete the transactions contemplated under this Agreement.

8.8 Installment Notes. If applicable because of an Installment Note transaction structure, the execution, delivery, and performance of this Agreement, the Reimbursement Agreement, the Pledge Agreement and the Installment Note will have been duly authorized by all necessary corporate action on the part of Purchaser, and upon execution and delivery this Agreement, the Assignment of Purchaser’s Interest, the Reimbursement Agreement, the Pledge Agreement and the Installment Note will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally or by general equitable principles.

8.9 Purchaser’s Assignment. If applicable because of an Installment Note transaction structure, and the Purchaser enters into an Assignment pursuant to such installment note structure, that the execution, delivery and performance of such Assignment will have been duly authorized by all necessary action on the part of Purchaser, and upon execution and delivery the Assignment will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally or by general equitable principles.

9. Survival; Knowledge and Materiality.

(a) Survival. The respective representations and warranties of Seller, Purchaser and Guarantor contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement excluding the environmental matters set forth in Paragraph 7.7, shall survive Closing for a period of twelve (12) months, and shall survive Closing for a period of eighteen (18) months as to Paragraph 7.7 for environmental matters, and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which written notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date. Seller and Purchaser shall deliver a certificate to each other at Closing concerning the accuracy of their representations and warranties at Closing.

(b) Knowledge Defined. “Knowledge” as used in this Agreement with respect to the:

(i)	Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Matthew B. Bonham (Vice President, Timberland Operations), Terry Porter (Regional Manager), and J. R. Baker (Vice President of Property Administration), all three of the above being employees of Seller, without their having any duty to conduct further investigation.

(ii)	Purchaser shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Sheri L. Ward and David Lambert, both being employees of Purchaser, without their having any duty to conduct further investigation.

(c) Limitation as to Warranty Claims. In the event of any claim by Purchaser against Seller for breach of warranty under this Agreement (other than with respect to covenants and agreements to be performed by Seller after Closing), no claim shall be made by Purchaser or payable by Seller until the amount of loss or damage of Purchaser exceeds six/tenths of one percent (0.6%) (the “Cushion”) and Seller shall be obligated only in respect to the amount of the claims exceeding the Cushion. The aggregate amount paid by the Seller for breach of warranty shall not exceed seven percent (7%) of the Purchase Price (the “Warranty Claims Ceiling”). Notwithstanding the foregoing Cushion and Warranty Claims Ceiling, no such limits shall apply or be effective with respect to any claim arising from the intentional breach or fraud of Seller.

10. Condemnation; Risk of Loss. Risk of loss or damage to the Property by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date will be on Purchaser for the first one-half of one percent (0.5%) of the Purchase Price. The remaining risk of loss or damage prior to Closing shall be on Seller. However, should the loss or damage exceed ten percent (10%) of the Purchase Price, either Seller or Purchaser may terminate this Agreement and the Earnest Money shall be returned with neither party having any liability to the other. If, prior to Closing, a portion of the Property has been taken by condemnation or eminent domain proceedings (or deed in lieu thereof) but the ten percent (10%) maximum loss has not been realized, Purchaser shall consummate the transaction and receive an assignment of all proceeds of insurance or condemnation awards attributable to such damage or taking, less reimbursement to Seller of the reasonable costs it incurred in procuring such proceeds or awards. At Closing, the Purchaser assumes all hazards of damage to or destruction of the Property or improvements hereafter placed thereon, and of the taking of the Property or any part thereof for public use; and agrees that no such damage, destruction or taking shall constitute a failure of consideration.

11. Contingencies.

(a) Seller’s obligation to consummate the transactions contemplated hereby is contingent as follows:

(i)	Any approvals that may be required under the HSR Act (as defined in Paragraph 31 below);

(ii)	Purchaser performing its obligations under the Agreement; and,

(iii)	Purchaser having executed and delivered a Real Estate Purchase and Sale Agreement for the purchase and sale by Seller to Purchaser of Seller’s remaining Florida Timberlands in the price of

Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000.00).

(b) In addition to Purchaser’s timely due diligence investigations as set forth herein, Purchaser’s obligation to consummate the transactions contemplated hereby is contingent as follows:

(i)	Any approvals that may be required under the HSR Act (as defined in Paragraph 31 below);

(ii)	Seller performing its obligations under the Agreement; and,

(iii)	Seller having executed and delivered a Real Estate Purchase and Sale Agreement for the purchase and sale by Seller to Purchaser of Seller’s remaining Florida Timberlands in the price of Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000.00).

(c) If the contingencies described above have not been met or waived by Closing, this Agreement will terminate; provided, however, that Closing will be extended for an amount of time required to obtain any consents that may be required under the HSR Act, subject to the provisions of Paragraph 31 hereof.

12. Closing

12.1 Closing Costs.

(a) Seller shall pay the following costs and expenses in connection with this transaction:

(i)	Seller’s attorney fees, if any;

(ii)	All special assessment installments and local improvement district assessment installments against the Property that are due prior to the Closing Date;

(iii)	Search and exam fees to prepare title commitments;

(iv)	One-half of escrow fees;

(v)	One-half of transfer taxes due on the conveyance;

(vi)	Seller’s costs and expenses associated with an Installment Note;

(vii)	One-half of the filing fees associated with a Hart Scott Rodino filing, if any;

(viii)	One-half of the title insurance premiums for standard owner’s coverage.

(b) Purchaser shall pay the following costs and expenses in connection with this transaction:

(i)	Purchaser’s attorney fees, if any;

(ii)	One-half of escrow fees;

(iii)	Recording fee for Deeds;

(iv)	One-half of the Title insurance premiums for standard owner’s coverage;

(v)	One-half of the filing fees associated with a Hart Scott Rodino filing, if any;

(vi)	One-half of transfer taxes due on the conveyance; Purchaser’s costs and expenses associated with the Installment Note (as provided in this Agreement).

12.2. Closing Instruments.

(a) Seller shall deliver to Escrow Agent the following on or before Closing Date:

(i)	Deeds;

(ii)	Assignment and Assumption Agreement;

(iii)	Escrow instructions;

(iv)	Certified copies of organizational documents, if required;

(v)	Consents or resolutions authorizing the Transaction contemplated by this Agreement including, if applicable, the Installment Note transaction, and the execution and delivery of this Agreement;

(vi)	Seller’s Certificate of Non-Foreign Status;

(vii)	Seller’s Closing Certificate as to Seller’s warranties being true and correct as of Closing;

(viii)	Affidavits required by the title insurance company;

(ix)	Certificates of Good Standing for the States of Delaware and where the Property is located;

(x)	Closing Statement;

(xi)	Incumbency Certificate.

(b) Purchaser shall deliver to Escrow Agent the following on or before 8:00 am PST on the Closing Date.

(i)	Cash in the amount of the Purchase Price and Purchaser’s share of closing costs and prorations;

(ii)	Assignment and Assumption Agreement;

(iii)	Escrow instructions;

(iv)	Certified copies of organizational documents, if required;

(v)	Consents or resolutions authorizing the Transaction contemplated by this Agreement including, if applicable, the Installment Note transaction, and the execution and delivery of this Agreement;

(vi)	Purchaser’s Closing Certificate as to Purchaser’s warranties being true and correct as of Closing;

(vii)	Affidavits required by the title insurance company, if any;

(viii)	Certificates of Good Standing for the States of Delaware and where the Property is located, if required;

(ix)	Closing Statement;

(x)	Incumbency Certificate;

(xi)	If applicable, the Installment Note transactional documents including but not limited to the Pledge Agreement, Reimbursement Agreement and other attachments and Purchaser shall make the deposit in the amount of the Installment Note as required thereunder and opinions regarding the purchaser assignee and enforceability opinions regarding the LC Documents, each required by the installment note transaction.

12.3 Pro Rations and Post-Closing Taxes. Property taxes for the current year, assessments, rents, water and other utilities constituting liens and applicable Temporary Encumbrances shall be pro-rated as of Closing. Seller shall be responsible for the payment in full of all taxes for all periods prior to the Closing, and Purchaser shall be responsible for the payment in full of all taxes for all periods subsequent to Closing. Purchaser shall be responsible for all of the roll-back or other taxes, if any, (whenever assessed against Purchaser or Seller) imposed as a result of any change of use by Purchaser or Purchaser’s assignee in title.

13. Commission. Purchaser and Seller each represent and warrant to the other that no broker, agent or finder, licensed or otherwise has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement. In the event of any such claim for broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability, including without limitation, reasonable attorney’s fees and court costs. Purchaser and Seller acknowledge that the representations and warranties contained in this Paragraph shall survive the Closing.

14. Possession. Unless a different date is provided for herein, the Purchaser, subject to the easements, encumbrances, exceptions, restrictions, and reservations set forth above, shall be entitled to possession of the Property on the Closing Date.

15. Default. If Seller defaults (that is, fails to perform the acts required of it) in its contractual performance herein, Purchaser shall be entitled to (i) a return of the Earnest Money; and (ii) the right to seek specific performance pursuant to the terms of this Agreement.

Purchaser acknowledges that if Purchaser fails to purchase the Property so as to constitute a default by Purchaser hereunder, for any reason other than the breach of Seller, Seller shall be entitled to compensation from Purchaser (as its sole remedy) for the detriment resulting from the removal of the Property from the market, and entering into this Agreement rather than selling to other potential purchasers. Therefore, in the event of Purchaser’s failure to purchase the Property so as to constitute Purchaser’s default hereunder, Seller shall have, as Seller’s exclusive option, the right to receive and retain the Earnest Money as liquidated damages and not a penalty, which sum shall represent liquidated damages for breach and not a penalty therefore. The parties acknowledge and agree that the Earnest Money is presently a reasonable estimate of Seller’s damages, considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the expectation that proof of actual damages would be impractical or extremely difficult. Factors taken into consideration by the parties include Seller’s loss of opportunity during the pendency of this Agreement to sell the Property to others on better terms, or at a higher price; Seller’s risk of loss of a bargain if the market turns negative; Seller’s damages related to its continuing obligations for the payment of taxes and insurance; and Seller’s loss of earnings on the amount of the purchase price resulting from a delay in closing. Purchaser hereby waives all rights or benefits of any law, rule or regulation, now or hereafter existing, which would allow Purchaser, following Purchaser’s failure to purchase the Property so as to constitute Purchaser’s default, to claim a refund of the Earnest Money as unearned Earnest Money, a penalty or for any other purpose.

16. Attorneys’ Fees. If either party hereto is required to retain an attorney to enforce any provision of this Agreement, whether or not a legal proceeding is commenced, the substantially prevailing party shall be entitled to reasonable attorneys’ fees regardless of whether at trial, on appeal, in any bankruptcy proceeding, in an arbitration or without resort to suit.

17. Governing Law. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Florida.

18. Notices. Subject to the requirements of any applicable statute, any notices required or permitted by law or under this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by first class certified or registered mail, return receipt requested, with postage prepaid, or (iii) dispatched by facsimile transmission (accompanied with reasonable evidence of receipt of transmission and with a confirmation copy mailed no later than the day after transmission) to the parties’ addresses set forth below. Either party may change such address for notice. All notices which are so addressed and paid for shall be deemed effective when personally delivered, or, if mailed, on the earlier of receipt or five (5) days after deposit thereof in the U.S. mail; or if sent via facsimile, the date upon which such facsimile was transmitted and confirmation of such transmission has been received. Notices shall be addressed as follows:

If to Seller:	Soterra LLC
439A Katherine Drive
Flowood, MS 39232
Attn: Matthew B. Bonham
Facsimile: 601-933-0099

with a copy to:	Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: Gary R. Martz
Facsimile: 740-549-6101

and a copy to:	Adams and Reese LLP
111 East Capitol Street, Suite 350
Jackson, MS 39201
Attn: Powell G. Ogletree, Jr.
Facsimile: 601-355-9708

If to Purchaser:	Plum Creek Timberlands, L.P.
999 Third Avenue, Suite 4300
Seattle, WA 98104
Attn: William R. Brown
Facsimile: 206-467-3790

with a copy to:	Plum Creek Timberlands, L.P.
999 Third Avenue, Suite 4300
Seattle, WA 98104
Attn: Sheri L. Ward
Facsimile: 206-467-3799

19. Time of Performance. Time is of the essence of this Agreement and of all acts required to be done and performed by the parties hereto, including, but not limited to, the proper tender of each of the sums required by the terms hereof to be paid.

20. Paragraph Headings. The word or words appearing at the commencement of paragraphs and subparagraphs of this Agreement are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restricting the language or meaning of those paragraphs or subparagraphs.

21. Invalidity. In the event any portion of this Agreement should be held to be invalid by any court of competent jurisdiction, such holding shall not affect the remaining provisions hereof unless the court’s ruling includes a determination that the principal purpose and intent of this Agreement are thereby defeated.

22. Legal Relationships. The parties to this Agreement execute the same solely as a seller and a purchaser. No partnership, joint venture or joint undertaking shall be construed from these presents, and except as herein specifically provided, neither party shall have the right to make any representation for, act on behalf of, or be liable for the debts of the other. All terms, covenants and conditions to be observed and performed by either of the parties hereto shall be joint and several if entered into by more than one person on behalf of such party, and a default by any one or more of such persons shall be deemed a default on the part of the party with whom said person or persons are identified. No third party is intended to be benefited by this Agreement.

23. Assignment; Successors. Subject to the provisions of Paragraph 30, Purchaser may not sell, transfer, assign, pledge or encumber its interest in this Agreement without the prior written consent of Seller, which may be withheld in Seller’s sole discretion. Subject to the restrictions contained herein, the rights and obligations of the Seller and Purchaser shall inure to the benefit of and be binding upon their respective estates, heirs, executors administrators, successors, successors-in-trust and assigns.

24. Entire Agreement. All understandings and agreements previously existing between the parties, if any, are merged into this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied herein. This Agreement may be modified only by a written amendment executed by all parties.

25. Interpretation. This Agreement has been reviewed by both parties and each party has had the opportunity to consult with independent counsel with respect to the terms hereof and has done so to the extent that such party desired. No stricter construction or interpretation of the terms hereof shall be applied against either party as the drafter hereof.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument. All such counterparts together shall constitute a fully executed Agreement.

27. Survival. All representations and warranties set forth in this Agreement and all provisions of this Agreement, the full performance of which is not required prior to Closing, shall survive closing for the time set forth in this Agreement and shall not be merged in any deed and be fully enforceable thereafter.

28. Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

29. Confidentiality. Subject to the provisions of Paragraph (c) below:

(a) Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

(b) No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other. The parties agree that they will work with each other in good faith to prepare a joint release or approve a singular release as requested by one party.

(c) Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the board of directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any governmental law, rule or regulation.

30. Purchaser Assignment of Agreement. Purchaser may assign its rights and obligations under this Agreement to an entity that is a subsidiary of Purchaser and wholly owned by Purchaser or another Plum Creek related entity reasonably satisfactory to Seller (“Purchaser Subsidiary”); and (ii) Purchaser Subsidiary may assign its rights and obligations under this Agreement to a purchaser assignee provided that purchaser assignee is one or more special purpose entities incorporated in the State of Delaware pursuant to a purchaser assignee’s Operating Agreement satisfactory to Seller (“Purchaser Assignee”).

30.1 Assignment by Purchaser. Purchaser has indicated that it intends to assign its obligations under this Agreement to a Purchaser Subsidiary and that the Purchaser Subsidiary further intends to assign its obligations under this Agreement to a Purchaser Assignee prior to the Closing. Such assignments shall occur only pursuant to an Assignment and Assumption Agreement in a form customarily used in the industry and consistent with similar timberland transactions and acceptable to Bank (the “Assignment of Purchaser’s Interest”). An assignment to a Purchaser Assignee shall be entered into among Purchaser Subsidiary, Purchaser Assignee, and the parent entity of Purchaser Subsidiary (the “Assignee Parent”) reasonably satisfactory to Seller and Bank. Any Purchaser Assignee shall have the further right to assign its rights and obligations under this Agreement, in whole or in part, to one or more affiliates of such Purchaser Assignee provided that any such assignment is subject to the terms and conditions of the Assignment of Purchaser’s Interest previously entered into by such Purchaser Assignee.

30.2 Assignment and Assumption Agreement Terms. The Assignment of Purchaser’s Interest shall provide that Purchaser Assignee(s) assume(s) all obligations of

Purchaser hereunder and shall include, among other matters, the following obligations of Assignee Parent:

(a)	GUARANTY. Contemporaneously with its execution of any Assignment of Purchaser’s Interest, Assignee Parent will absolutely, unconditionally, and irrevocably guaranty the due and punctual performance of the terms, conditions, undertakings, covenants, and obligations to be performed or observed by Purchaser Assignee under the Agreement and under applicable law, excepting only Purchaser Assignee’s obligations under the Installment Notes, Letters of Credit, Reimbursement Agreement or Pledge Agreement, or any other liability with respect to the payment of the Purchase Price (such obligations of performance by Purchaser Assignee hereinafter referred to as “Purchaser Performance Obligations”).

(b)	WAIVER. Assignee Parent in entering into the Assignment of Purchaser’s Interest waives (i) promptness, presentment, demand, protest, diligence, and any other notice with respect to any of the Purchaser Performance Obligations and Assignee Parent’s obligations under Subsection (a).

(c)	PROHIBITED ASSIGNEE PARENT ACTIVITIES. During the term of the Purchase Notes:

(i)	without the prior written consent of Seller (which consent may be withheld by Seller in its sole discretion), neither the Assignee Parent nor the Manager of the Purchaser Assignee shall make any modification or amendment to, or grant any waiver under, Purchaser Assignee’s Operating Agreement;

(ii)	without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), the Assignee Parent shall not sell, assign or transfer its interest in Purchaser Assignee to any Person nor shall the Manager of the Purchaser Assignee resign (except that written consent of Seller shall not be required for the required resignation contemplated by Section 16 of the Purchaser Assignee’s Operating Agreement);

(iii)	without the prior written consent of Seller (which consent may be withheld by Seller in its sole discretion), neither the Assignee Parent nor the Manager of the Purchaser Assignee shall make any election that would cause Purchaser Assignee to be treated as an association taxable as a corporation for federal income tax purposes; or

(iv)	without the prior written consent of Seller (which consent may be withheld by Seller in its sole discretion) neither the Assignee Parent nor the Manager of the Purchaser Assignee shall fail to remain in substantial compliance with the terms of the Purchaser Assignee’s Operating Agreement, or cause or permit Purchaser Assignee to engage in any activities inconsistent with the purposes of Purchaser Assignee as provided in Purchaser Assignee’s Operating Agreement;

provided, however, that the foregoing shall only be applicable to the Assignee Parent prior to the transfer of Assignee Parent’s interest in Purchaser Assignee and to the Manager of the Purchaser Assignee prior to resignation of the Manager of Purchaser Assignee, in each case in compliance with the provisions of this Subsection (c). Assignee Parent’s right to transfer its membership interest in Purchaser Assignee and the Manager’s right to resign (if the member to which Assignee Parent transfers its interest determines to replace the Manager) shall be subject to the additional condition that Assignee Parent has obtained the consent of its transferee and of the replacement Manager (if there shall be one) to be bound by the provisions of the Assignment of Purchaser’s Interest and this Section 30.2(c) as if such transferee were Assignee Parent and the replacement Manager were the Manager named therein and herein.

(d)	RELEASE OF PURCHASER. Except for the obligations of Purchaser that will remain in effect so long as it is either (i) Manager of the Purchaser Assignee or (ii) is the Assignee Parent, whichever the case may be, Seller, in entering into the Assignment of Purchaser’s Interest, shall thereby release Purchaser from any obligation it has to Seller under this Agreement and acknowledge that Purchaser shall have no further liability therefore.

30.3 Exchange. In the event that Seller does not specify that part or all of the Purchase Price shall be payable in the form of one or more installment notes, each party may desire to complete all or a portion of this transaction as part of a Section 1031 tax-deferred exchange. Each party agrees to cooperate with the other in documenting and completing such exchange by agreeing that each party may transfer their respective rights and obligations under this Agreement to their respective qualified intermediary. Each party shall bear its own costs associated with such assignment and exchange.

31. Hart-Scott-Rodino. Seller and Purchaser acknowledge that the transaction contemplated by this Agreement may be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and it will be a condition to the

Closing hereunder that the parties obtain such approvals as may be required under the HSR Act. The parties agree to cooperate in good faith in exchanging relevant information including investigation of applicable exemptions to filing and the parties agree to cooperate in filing any documents required under the HSR Act. Each party will bear its own costs, fees and expenses in making such filing. If the parties agree that no exemption applies and filing is required and any approval required under the HSR Act has not been received on or before six (6) months from the date hereof, then this Agreement shall automatically terminate, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein.

32. Excluded Assets. Purchaser acknowledges that any assets or property owned by Seller that is not specifically described in this Agreement is not subject to this Agreement, including but not limited to, previously reserved or severed mineral rights.

[The remainder of this page is intentionally left blank.]

[Seller Signature Page Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

SELLER:

SOTERRA LLC		Attest:

By:		By:
Name:	Robert S. Zimmerman	Name:
Title:	Vice President and Treasurer	Title:

[Purchaser Signature Page Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

PURCHASER:

PLUM CREEK TIMBERLANDS, L.P.
By	Plum Creek Timber I, L.L.C.
Its	General Partner	Attest:

By		By
Name		Name
Title		Title

Exhibits

A.	Maps Depicting Property

B.	Escrow Agreement

C.	Assignment and Assumption Agreement

D.	Deeds

Schedules

1.1 (b)	Timber Cutting Contracts

5 (b)	Value of Acres and Timber

7.7	Environmental Matters

7.8	Suits, Actions or Proceedings

7.9	Governmental Compliance

EXHIBIT “A”

Maps of Property

EXHIBIT “B”

ESCROW AGREEMENT

STEWART TITLE GUARANTY COMPANY

This Escrow Agreement is made as of the day of March, 2005, by and among Soterra LLC (as “Seller”), and Plum Creek Timberlands, L.P. (as “Purchaser”), and Stewart Title Guaranty Company (as “Escrow Holder”).

RECITALS

Recital No. 1: Seller and Purchaser have entered into a certain Real Estate Purchase and Sale Agreement (“Purchase and Sale Agreement”) concerning real property located in Holmes, Jackson, Walton and Washington Counties, State of Florida; and Geneva County, Alabama, pursuant to that Purchase and Sale Agreement dated March 18, 2005.

Recital No. 2: Seller and Purchaser have requested Stewart Title Guaranty Company to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement.

Recital No. 3: Escrow Holder has been handed a copy of the Purchase and Sale Agreement or such other documents and any Addendums, as constitute the Agreement to sell and purchase this property. Acting in accordance therewith, Escrow Holder is directed to close the transaction, and shall perform said closing in accordance with the following instructions.

Recital No. 4: In the event there is a variance between the terms of the Purchase and Sale Agreement and the final terms of the sale as evidenced by the documents delivered under these or other instructions, and the closing statements agreed to by the parties, closing shall be in accordance with such documents, instructions and closing statements. All principals to this escrow acknowledge and agree that all terms and conditions of that certain Purchase and Sale Agreement and all Addendums thereto, have been met, waived, or satisfied, or will be resolved outside of escrow and Escrow Holder shall not be responsible for same, and they are no longer to be considered as conditions to this closing.

NOW, THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

1. STEWART TITLE GUARANTY COMPANY hereby agrees to act as Escrow Holder in accordance with the terms and conditions hereof.

2. Purchaser herein has deposited $1,020,939.00 in U.S. funds as Earnest Money with Escrow Holder; and hands Escrow Holder herewith, and/or through their lender will deliver to Escrow Holder, funds sufficient to close. Any additional amounts deposited with Escrow Holder shall be added to the initial deposit and together with the initial deposit shall be referred to as the Escrow Fund. Purchaser further hands Escrow Holder, or will cause to be delivered to Escrow Holder, such documents as may be required of Escrow Holder to close this transaction pursuant to the terms of an Escrow Instruction Letter signed by Seller and Purchaser (“Escrow Instruction Letter”). Escrow Holder is instructed to disburse or pay out said funds when Escrow Holder has received the necessary conveying document and/or such other documents as required by this transaction, and can cause to be issued a policy of title insurance as called for in the Purchase and Sale agreement, and as may be required by the Purchaser and its lender, if any, insuring title in the named Purchaser, free from encumbrance other than matters attaching by, through or under the Purchaser as set forth in the Escrow Instruction Letter.

3. Seller authorizes deduction and payment of all encumbrances except those to be excepted from coverage in the title insurance policy and to pay all other disbursements and charges as itemized on the estimated closing statement (the “Closing Statement”).

4. All pro-rating is to be done as of Recording of Documents, on the basis of a 360-day year. Pro-rate taxes only on real property (not personal property) based on the latest available tax figures.

5. Neither the matter of possession of the property nor the condition thereof or suitability for its intended use shall be in any way an obligation of the Escrow Holder.

6. Escrow Holder is authorized to fill in the date of close of escrow and such other necessary dates on any documents, which require same to correct any typing, or scriveners’ errors on any documents delivered into escrow. Date of closing means the date on which instruments referred to herein are recorded. Recording of any instrument delivered into this escrow, if necessary or proper in the issuance of policies of title insurance called for is hereby authorized.

7. Escrow Holder may disburse all or any portion of the Escrow Fund in accordance with and in reliance upon the Escrow Instruction Letter from both Seller and Purchaser. All disbursements shall be in U.S. funds and shall be by Escrow Holder’s check, or by wire transfer. Escrow Holder is hereby instructed to deposit the Escrow Funds into an interest-bearing account for the benefit of Purchaser and, upon the depository instructions request, the Seller and/or Purchaser will execute the appropriate IRS documentation for the giving of taxpayer identification information relating to this account. All interest will accrue to and be reported to the IRS for the account of:

Name:	Plum Creek Timberlands, L.P.
Attn:	Attn: William R. Brown
Address:	999 Third Avenue, Suite 4300
Seattle, WA 98104
Telephone:	(206) 467-3600
EIN:	________________________________

Escrow Holder and its affiliates may receive from some of the depository institutions an array of banking services, accommodations or other benefits. Escrow Holder and its affiliates also may elect to enter into other business transactions with or obtain loans for investment or other purposes from some of the depository institutions. All of such services, accommodations and other benefits shall accrue, directly or indirectly to Escrow Holder and its affiliates and they shall have no obligation to account to the parties to this escrow for the value of such services, accommodations or other benefits.

8. Parties hereto understand and agree that all funds delivered into escrow are subject to immediate deposit and shall be by wire transfer into Escrow Holder’s trust account.

9. In the event this escrow fails to close, a sum sufficient to pay title commitment and escrow cancellation charges shall be paid, and as appropriate, may be deducted from funds held.

10. In the event any dispute shall arise involving a party to this escrow concerning the property covered by these instructions, or in the event conflicting demands or claims are made with respect to this escrow or the rights of any of the parties hereto, it is expressly agreed that Escrow Holder shall have the absolute right, at its election, to do any, or all of the following: Withhold and stop all further proceedings in performance of this escrow; file suit in interpleader with a court of competent jurisdiction within the State of Florida and obtain an order from the court requiring the parties to interplead and litigate their claims and rights among themselves; or issue a check to either Seller or Purchaser made payable jointly to Seller and Purchaser in the amount of the sums in dispute. In the event an interpleader suit is brought, Escrow Holder shall be immediately fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it in this escrow. Purchaser agrees jointly and severally with Seller to pay Escrow Holder all costs, damages, judgments and expenses suffered, expended or incurred by Escrow Holder in connection with or arising out of this escrow, including, but not limited to, reasonable attorneys’ fees. In the event written notice of default or dispute is given to the Escrow Holder by any party, or if Escrow Holder receives contrary written instructions from any party, then Escrow Holder will promptly notify all other parties of such notice.

11. Any additional instructions given to the Escrow Holder herein shall be presented in writing. Purchaser and Seller further understand that contemporaneously herewith there may be instructions by third parties that are necessary for the completion of this escrow and are, therefore, made a part hereof; namely, such instructions as may be received from a lender, grantor, vendor, or others, affecting the property that is the subject of this escrow.

12. These escrow instructions, and amendments hereto, may be executed in one or more counterparts, each of which independently shall have the same affect as if it were the original, and all of which taken together shall constitute one and the same instruction.

13. Title to equipment, fixtures, personal property or encumbrances or liens thereon or personal property tax or sales tax associated therewith are not a part of this escrow and will be handled outside of escrow, if applicable.

14. The parties hereto authorize Escrow Holder to destroy these instructions and all records of this escrow, regardless of date of same, at any time after seven (7) years from the date of these instructions without liability on Escrow Holder’s part, or need of further notice to or from Seller and/or Purchaser.

15. Notices shall be sent to the following:

If to Seller:	Soterra LLC
439A Katherine Drive
Flowood, MS 39232
Attn: Matthew B. Bonham
Facsimile: 601-933-0099

with a copy to:	Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: Gary R. Martz
Facsimile: 740-549-6101

and a copy to:	Adams and Reese LLP
111 East Capitol Street, Suite 350
Jackson, MS 39201
Attn: Powell G. Ogletree, Jr.
Facsimile: 601-355-9708

If to Purchaser:	Plum Creek Timberlands, L.P.
999 Third Avenue, Suite 4300
Seattle, WA 98104
Attn: William R. Brown
Facsimile: (206) 467-3790

with a copy to:	Plum Creek Timberlands, L.P.
999 Third Avenue, Suite 4300
Seattle, WA 98104
Attn: Sheri L. Ward
Facsimile: 206-467-3790

If to Escrow Holder:	Stewart Title
1000 2nd Avenue, # 1620
Seattle, WA 98104
Attn: Vicki Dorfman
Facsimile: 206-260-9182

16. The parties agree to execute a Privacy Policy Notice under Title V of the Gramm-Leach-Bliley Act.

17. This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[The remainder of this page is intentionally left blank.]

[Seller Signature Page Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

Seller:

SOTERRA LLC, a Delaware limited liability company

By:
Name:	Robert S. Zimmerman
Title:	Vice President and Treasurer

[Purchaser Signature Page Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

Purchaser:

PLUM CREEK TIMBERLANDS, L.P
by Plum Creek Timber I, L.L.C.
Its General Partner

By:
Name:
Its:

[Escrow Holder Signature Page Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

Escrow Holder:

STEWART TITLE GUARANTY COMPANY

By:
Name:
Its:

EXHIBIT “C”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS, LEASES AND PERMITS

This Assignment and Assumption of Contracts, Leases and Permits (the “Assignment”) is made and entered into this              day of                     , 2005, by and between Soterra LLC, (“Assignor”) and Plum Creek Timberlands, L.P., a Delaware limited partnership (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee entered into a Real Estate Purchase and Sale Agreement dated as of March     , 2005 (the “Agreement”); and

WHEREAS, Assignor is a party with the parties (each a “Contracting Party”, collectively, the “Contracting Parties”) set forth on the contracts, leases and permits which are referenced as “Temporary Encumbrances” in the Agreement, which are further identified on Exhibit A attached hereto, and which are hereby incorporated herein by this reference (each a “Contract” collectively, the “Contracts”); and

WHEREAS, the Agreement provides that Assignor’s interest in the Contracts are to be assigned to Assignee, and Assignee is to assume all of Assignor’s responsibilities under the Contracts; and

WHEREAS, Assignor desires to assign to Assignee all of its right, title, and interest as the Assignor under the Contracts, and Assignee desires to accept such assignment and assume all of Assignor’s obligations under the Contracts, all pursuant to the terms of the Agreement.

NOW, THEREFORE, for Ten Dollars ($10.00), and other good and valuable consideration, including the entering into of the Agreement, the receipt and sufficiency of which are hereby acknowledged, it is understood and agreed as follows:

1. Assignor does hereby convey, assign, transfer, and set over unto Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to each Contract.

2. Assignee hereby accepts the foregoing assignment and transfer and agrees to faithfully perform all covenants, stipulations, agreements, and obligations of the Assignor under each Contract which has been assigned to such Assignee hereunder.

3. The provisions of this Assignment and Assumption Agreement are subject, in all respects, to the terms and conditions of the Agreement and all of the representations and warranties, covenants and agreements of the parties thereto contained therein. All of the terms of the Agreement relating to this Assignment and Assumption Agreement shall survive the execution and delivery of this Assignment and Assumption Agreement, to the extent indicated in the Agreement. Further, to the extent any of the Contracts may be considered encumbrances on title, such Contracts are hereby accepted by Assignee as Permitted Encumbrances under the Deeds, as such term is defined in the Agreement, notwithstanding that such Contracts are not and will not be specifically identified as exceptions to the warranty of title in the Deeds. Assignee, for itself and its successors and assigns, shall indemnify and hold Assignor harmless with respect to any claims against Seller’s special warranty of title contained in the Deeds with respect to the Contracts .

4. Assignee hereby indemnifies and holds harmless Assignor from and against any and all claims, causes of action or damages (including attorney’s fees, expenses of litigation and costs of appeal), if any, arising out of Assignee’s assumption of Assignor’s rights and obligations pursuant to the Contracts which arise after the date hereof. Assignor hereby indemnifies and holds harmless Assignee from and against any and all claims, causes of action or damages (including attorney’s fees, expenses of litigation and costs of appeal), if any, arising out of liabilities incurred or Assignor’s failure to perform any condition or covenant of any Contract which arose prior to the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Contracts, Leases and Permits to be executed on the day and year first above written.

ASSIGNOR:

ASSIGNEE:

PLUM CREEK TIMBERLANDS, L.P.
By Plum Creek Timber I, L.L.C., its General Partner
Attest:

By	By
Name	Name
Title	Title

EXHIBIT “D”

Form of Deed

STATE OF ALABAMA

COUNTY OF GENEVA

LIMITED WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

That FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, SOTERRA LLC, a Delaware limited liability company, duly authorized to do business in the State of Alabama, whose address and telephone number is Post Office Box 18, Jackson, Mississippi 39205-0018; (601) 933-0088, hereinafter referred to as the “GRANTOR”, does hereby GRANT, BARGAIN, SELL and CONVEY, subject to the reservations described hereinbelow, unto PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership, whose address and telephone number is 999 Third Avenue, Suite 4300, Seattle, Washington 98104 (206) 467-3600, hereinafter referred to as the “GRANTEE”, its successors and assigns, that certain real property situated in Geneva County, Alabama, legally described on Exhibit “A” attached hereto and incorporated herein by this reference as though fully set forth (the “Property”), including Grantor’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging or appertaining to the Property, including but not limited to all of Grantor’s right, title, and interest (i) in and to the reproduction, merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Property; (ii) all rights of Grantor in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described in this Agreement; and (iii) all rights of Grantor in and to any access rights, rights-of-way and easements appurtenant to the Property.

This conveyance is subject to the following:

[Insert here Permitted Title Exceptions as described in Section 5 (b)

of the Real Estate Purchase and Sale Agreement.]

For the same consideration, Grantor quitclaims unto Grantee any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Grantor or Grantor’s predecessors in interest.

Subject to the representations and warranties set forth herein, or as otherwise agreed upon in writing between the Grantor and Grantee, Grantee accepts the Property “as is” and “where is,” subject to the risks of all defects and conditions. Without limiting the generality of the foregoing, and subject to the representations and warranties set forth herein, GRANTOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE PROPERTY, QUANTITIES, TIMBER GRDS, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR SOILS STABILITY OR CONDITIONS.

TO HAVE AND TO HOLD the within described Property, together with the privileges and appurtenances thereunto properly belonging, and subject only to the exceptions, reservations and restrictions herein contained, unto the Grantee, its successors and assigns forever. Grantor will warrant and defend the right and title to the Property unto Grantee against the lawful claims of all persons claiming by, through, or under Grantor, and none other.

IN WITNESS WHEREOF the Grantor, SOTERRA LLC, has hereto set its hand and seal on this the              day of                     , 2005.

GRANTOR:

Attest:	SOTERRA LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

STATE OF

COUNTY OF

I, the undersigned, a Notary Public in and for said County and State, hereby certify that                      and                     , whose names as                      and                      of SOTERRA LLC, a Delaware limited liability company, are signed to the foregoing instrument and who are known to me, acknowledged before me on this day, that being informed of the contents of said instrument, they, with full authority as such officers, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand and official seal on this              day of                     , 2005.

NOTARY PUBLIC
My Commission Expires:

Exhibit A: Legal Description

                     County, Alabama

This instrument prepared by:

                                         , Esq.

ADAMS AND REESE LLP

111 East Capitol Street, Suite 350

Jackson, Mississippi 39201

Telephone: (601) 353-3234

EXHIBIT “D” (continued)

Form of Deed

STATE OF FLORIDA

COUNTY OF

SPECIAL WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

That Soterra LLC, a Delaware limited liability company, authorized to do business in the State of Florida, whose address and telephone number is Post Office Box 18, Jackson, Mississippi 39205-0018; (601) 933-0088, hereinafter called GRANTOR, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration hereby acknowledged to have been paid to the Grantor by PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership, whose address and telephone number is 999 Third Avenue, Suite 4300, Seattle, Washington 98104, (            )             , hereinafter called GRANTEE, does hereby GRANT, BARGAIN SELL AND CONVEY unto said Grantee that certain real property situated in Calhoun, Gadsen, Holmes, Jackson, Liberty, Santa Rosa, Walton and Washington Counties, State of Florida legally described on Exhibit “A” attached hereto and incorporated herein by this reference as though fully set forth (the “Property”), including Grantor’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging or appertaining to the Property, including but not limited to all of Grantor’s right, title, and interest (i) in and to the reproduction, merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Property; and (ii) all rights of Grantor in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described in this Agreement.

This conveyance is subject to the following:

[Insert here Permitted Title Exceptions as described in Section 5 (b) of the Real Estate Purchase and Sale Agreement.]

For the same consideration, Grantor quitclaims unto Grantee any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Grantor or Grantor’s predecessors in interest.

Subject to the representations and warranties set forth herein, or as otherwise agreed upon in writing between the Grantor and Grantee, Grantee accepts the Property “as is” and “where is,” subject to the risks of all defects and conditions Without limiting the generality of the foregoing and subject to the representations and warranties set forth herein, GRANTOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE PROPERTY, QUANTITIES, TIMBER GRDS, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR SOILS STABILITY OR CONDITIONS.

TO HAVE AND TO HOLD the within described property, together with the privileges and appurtenances thereunto properly belonging, and subject only to the exceptions and reservations herein contained, unto the Grantee, its successors and assigns forever. The Grantor does hereby warrant and will defend the title to the Property against the lawful claims of all persons claiming by, through or under Grantor, but none other.

IN WITNESS WHEREOF the Grantor, SOTERRA LLC, has hereto set its hand and seal on this the              day of                     , 2005.

GRANTOR:
Attest:	SOTERRA LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

Signed, sealed and delivered in the presence of the following witnesses:

Print:

Print:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this              day of                     , 2005, by                      and                     , as                      and                      of SOTERRA LLC, a Delaware limited liability company, who are personally known to me or who have produced                      as identification and who did not take an oath.

NOTARY PUBLIC
My Commission Expires:
Printed Name of Notary Public:

Exhibit A to Special Warranty Deed: Legal Description

STATE OF FLORIDA

COUNTY OF

This instrument prepared by:

                                         , Esq.

ADAMS AND REESE LLP

111 East Capitol Street, Suite 350

Jackson, Mississippi 39201

Telephone: (601) 353-3234

EXHIBIT “D” (continued)

Form of Deed

Please Record and Return To:

                                         , Esq.

ADAMS & REESE LLP

111 East Capitol Street, Suite 350

Jackson, Mississippi 39201

Telephone: (601) 353-3234

LIMITED WARRANTY DEED

State of Georgia

County of Decatur

THIS INDENTURE, made this              day of                     , 2005 between SOTERRA LLC, a corporation organized and existing under the laws of the State of Delaware, and having a place of business at Delaware,                      County, Ohio, duly authorized to do business in the State of Georgia, hereinafter referred to as the Grantor, and PLUM CREEK LAND COMPANY, a Delaware corporation duly authorized to do business in the State of Georgia, hereinafter referred to as the Grantee.

WITNESSETH: That the said Grantor, for and in consideration of Ten Dollars ($10.00) and other valuable consideration, at and before the sealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, has granted, bargained, sold, released, conveyed and confirmed, and by these presents does grant, bargain, sell, release, convey and confirm unto the said Grantee, its successors and assigns that certain real property situated in Decatur County, Georgia, legally described on Exhibit “A” attached hereto and incorporated herein by this reference as though fully set forth (the “Property”), including Grantor’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging or appertaining to the Property, including but not limited to all of Grantor’s right, title, and interest (i) in and to the reproduction, merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Property; (ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Seller or Seller’s predecessors in interest; (iii) all rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described herein, and; (iv) all rights of Grantor in and to any access rights, rights of way and easements appurtenant to the Property.

This conveyance is subject to the following:

[Insert here Permitted Title Exceptions as described in Section 5 (b)

of the Real Estate Purchase and Sale Agreement.]

For the same consideration, Grantor quitclaims unto Grantee any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Grantor or Grantor’s predecessors in interest.

Subject to the representations and warranties set forth herein, or as otherwise agreed upon in writing between the Grantor and Grantee, Grantee accepts the Property “as is” and “where is,” subject to the risks of all defects and conditions. Without limiting the generality of the foregoing, and subject to the representations and warranties set forth herein, GRANTOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE PROPERTY, QUANTITIES, TIMBER GRDS, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR SOILS STABILITY OR CONDITIONS.

TO HAVE AND TO HOLD THE WITHIN DESCRIBED PROPERTY, TOGETHER WITH THE PRIVILEGES AND APPURTENANCES THEREUNTO PROPERLY BELONGING, AND SUBJECT ONLY TO THE EXCEPTIONS AND RESERVATIONS HEREIN CONTAINED, UNTO THE GRANTEE, ITS SUCCESSORS AND ASSIGNS FOREVER. THE GRANTOR DOES HEREBY SPECIALLY WARRANT AND WILL DEFEND THE TITLE TO THE PROPERTY AGAINST THE LAWFUL CLAIMS OF ALL PERSONS CLAIMING BY, THROUGH OR UNDER GRANTOR, BUT NONE OTHER.

IN WITNESS WHEREOF, the said Grantor, SOTERRA LLC, acting by and through its duly authorized officers, has signed, sealed, and delivered these presents this              day of                     , 2005.

GRANTOR:
Attest:	SOTERRA LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

Signed, sealed, and delivered in the presence of the undersigned this day of , 2005:

Witness:

Notary:

Notary Public in and for the State of

My appointment expires:

EXHIBIT A TO LIMITED WARRANTY DEED

LEGAL DESCRIPTION OF PROPERTY

DECATUR COUNTY, GEORGIA

SCHEDULE 1.1(b)

TIMBER CUTTING CONTRACTS

Dated: 3.24.05

SCHEDULE OF CONTRACTS 1.1 (b)

PURCHASER	DATE SIGNED	DURATION	COUNTY	DESCRIPTION
Coastal Lumber Company	7/9/2002 1/7/2004 6/25/2004 1/6/2005	18 months 7/9/2004 1/9/2005 7/9/2005	Holmes County, Florida	160 acres, Secs. 16 and 17, T4N, R16W

Coastal Lumber Company	5/15/2003 11/8/2004	18 months 5/11/2005	Washington County, Florida	75 acres, Sec. 28, T3N, R14W

Coastal Lumber Company	8/14/2003 2/3/2005	18 months 4/14/2005	Gadsden County, Florida	306 acres, Sec. 1, T3N, R5W, and Secs. 35 & 36, T4N, R5W

Coastal Plywood Company	2/7/2005	18 months 8/7/2006	Gadsden County, Florida	246 acres, Sec. 18, T3N, R5W, Secs. 13 & 24, T3N, R6W

Coastal Plywood, Inc.	7/20/2004	18 months 1/20/2006	Gadsden County, Florida	114 acres, in Secs. 26 & 27, T3N, R6W

Coastal Plywood, Inc.	7/20/2004	18 months 1/20/2006	Gadsden County, Florida	233 acres, Secs. 11 & 12, T3N, R6W

Coastal Plywood, Inc.	11/4/2004	18 months 5/4/2006	Gadsden County, Florida	408 acres, Secs. 14, 15, 22, 23 & 27, T3N, R6W

Georgia - Pacific Corporation	9/7/2004	12 months 9/7/2005	Washington County, Florida	128 acres, E1/2 of NW1/4 of NE1/4 of SW1/4, Sec. 1, T3N, R15W

Hercules Incorporated	10/18/2004	12 months 10/18/2005	Holmes County, Florida	125 acres, in Sec. 25, T5N, R16W

Howell Plywood Corporation	1/23/2004	18 months 7/23/2005	Jackson County, Florida	79 acres, in Sec. 35, T7N, R11W

M. C. Dixon Lumber Company	10/3/2002 3/4/2004 9/29/2004	18 months 10/3/2004 4/3/2005	Holmes County, Florida	238 acres, Secs. 24, 25 & 36, T5N, R15W

M. C. Dixon Lumber Company	10/2/2002 3/4/2004 9/29/2004	18 months 10/2/2004 4/2/2005	Jackson County, Florida	200 acres, Sec. 21, T4N, R9W

Metcalf Lumber Company Inc.	1/27/2004	18 months 7/27/2005	Holmes County, Florida	389 acres, Secs. 4 & 5, T5N, R16W, Sec. 33, T6N, R16W

Metcalf Lumber Company, Inc.	5/7/2004	18 months 11/7/2005	Gadsden County, Florida	229 acres, Secs. 5 & 6, T2N, R6W

Metcalf Lumber Company, Inc.	6/16/2004	18 months 12/16/2005	Holmes County, Florida	194 acres, Secs. 24 & 25, T5N, R16W

Metcalf Lumber Company, Inc.	3/23/2004	18 months 9/23/2005	Jackson County, Florida	375 acres, Sec. 31, T4N, R9W

Metcalf Lumber Company, Inc.	1/8/2001 12/11/2003 6/10/2004 12/10/2004 2/21/2005	18 months 6/30/2004 12/30/2004 3/1/2005 9/1/2005	Holmes County, Florida	246 acres, Secs. 28 & 33, T6N, R16W

Metcalf Lumber Company, Inc.	10/8/2002 3/10/2004 9/29/2004	18 months 10/8/2004 4/8/2005	Holmes County, Florida	120 acres, Sec. 25, T6N, R15W

Metcalf Lumber Company, Inc.	8/18/2003 2/3/2005	18 months 8/18/2005	Jackson County, Florida	40 acres, Sec. 19, T4N, R9W

North Florida Woodlands Company Inc.	10/1/2002 3/04/2004 9/29/2004	18 months 10/1/2004 4/1/2005	Holmes County, Florida	80 acres, Sec. 10, T4N, R17W

North Florida Woodlands Company Inc.	3/27/2003 9/15/2004	18 months 9/27/2006	Holmes County, Florida	80 acres, Sec. 34, T6N, R16W

North Florida Woodlands Company Inc.	8/5/2003 1/17/2005	18 months 8/5/2005	Holmes County, Florida	200 acres, Secs. 16 & 17, T6N, R15W

North Florida Woodlands Company, Inc.	7/11/2002 1/7/2004 6/25/2004 12/21/2004	18 months 7/11/2004 1/10/2005 7/10/2005	Holmes County, Florida	40 acres, Sec 32, T5N, R15W

North Florida Woodlands Company, Inc.	8/18/2003 2/3/2005	18 months 8/18/2005	Jackson County, Florida	141 acres, Secs. 4, 5, 8 & 9, T2N, R10W

North Florida Woodlands Company, Inc.	7/10/2001 1/7/2004 6/25/2004 1/7/2005	18 months 7/10/2004 1/10/2005 6/30/2005	Calhoun County, Florida and Jackson County, Florida	324 acres, Sec. 34, T3N, R8W, and Sec. 3, T2N, R8W

North Florida Woodlands Company, Inc.	4/8/2002 9/29/2003 5/3/2004 9/29/2004	18 months 4/8/2004 10/8/2004 4/8/2005	Jackson County, Florida	183 acres, Sec. 33, T3N, R8W

North Florida Woodlands Company, Inc.	1/2/2003 6/10/2004 12/21/2004	18 months 1/1/2005 7/1/2005	Gadsden County, Florida	225 acres, Secs. 29 & 30, T3N, R6W

North Florida Woodlands, Inc.	3/23/2004	18 months 9/23/05	Holmes County, Florida	212 acres, in Sec. 19, T4N, R16W

North Florida Woodlands, Inc.	11/4/2003	18 months 5/4/2005	Gadsden County, Florida	298 acres, in Secs. 2, 3, 10, 11 and 14, T3N, R6W

North Florida Woodlands, Inc.	2/23/2004	18 months 8/23/2005	Jackson County, Florida	319 acres, in Sec. 1, T4N, R12W, Secs. 35 & 36, T5N, R12W

North Florida Woodlands, Inc.	5/5/2004	18 months 11/5/2005	Holmes County, Florida	121 acres, Sec. 18, T5N, R15W, Sec. 13, T5N, R16W

North Florida Woodlands, Inc.	4/14/2004	18 months 10/14/2005	Holmes County, Florida	40 acres, NE1/4 of NE 1/4, Sec. 22, T5N, R16W

Southern Timber Company	1/24/2003 7/8/2004 1/10/2005	18 months 1/24/2005 7/24/2005	Holmes County, Florida	80 acres, Sec. 2, T6N, R15W and also in Sec. 35, T7N, R15W

Southern Timber Company	4/23/2002 9/24/2003 3/16/2004 9/29/2004	18 months 4/23/2004 10/23/2004 4/23/2005	Washington County, Florida	87 acres, Sec. 17, T3N, R15W

Southern Timber Company	1/24/2003 7/8/2004 1/10/2005	18 months 1/24/2005 7/26/2005	Washington County, Florida	56 acres, Sec. 15, T3N, R15W

Spanish Trail Lumber Company	10/26/2004	18 months 4/26/2006	Jackson County, Florida	122 acres, Sec. 8, T2N, R10W

Whitfield Timber Company, Inc.	9/7/2004	12 months 9/7/2005	Washington County, Florida	120 acres, E1/2 of SW1/4 of SW1/4 of SW1/4, Sec. 8, T3N, R14W

SCHEDULE OF CONTRACTS 1.1 (b) SUPPLEMENTAL CONTRACTS

PURCHASER	DATE SIGNED	DURATION	COUNTY	DESCRIPTION
North Florida Woodlands Company, Inc.	07/10/2001 01/06/2003 06/09/2003 01/07/2004 06/25/2004	18 months 07/10/2003 01/10/2004 07/10/2004 01/10/2005	Holmes County, Florida	196 acres, Sec. 14, T5N, R15W

North Florida Woodlands Company, Inc.	01/7/2002 06/06/2003 01/07/2004 06/25/2004	18 months 01/07/2004 07/07/2004 01/07/2005	Washington County, Florida	117 acres, Sec. 5, T4N, R15W

Balfour Timber Company, Inc.	10/04/2002 03/16/2004	18 months 10/04/2004	Jackson County, Florida	77 acres, Sec. 25, T3N, R8W

Coastal Lumber Company	12/23/2002	18 months	Gadsden County, Florida	365 acres, Secs. 14 & 23, T3N, R6W

Timmy Hall Timber Company, Inc.	06/25/2003	18 months	Washington County, Florida	169 acres, Sec. 31, T4N, R14W

Coastal Lumber Company	06/19/2003	18 months	Gadsden County, Florida	164 acres, Sec. 10, T3N, R6W

Coastal Lumber Company	08/14/2003	18 months	Gadsden County, Florida	35 acres, Sec. 15, T3N, R6W

Coastal Lumber Company	08/14/2003	18 months	Gadsden County, Florida	312 acres, Secs. 34 & 35, T4N, R5W

North Florida Woodlands Company, Inc.	02/25/2004	18 months	Holmes County, Florida	159 acres, Secs. 24 & 25, T5N, R16W

Whitfield Timber Company, Inc.	10/07/2002 10/06/2003 03/16/2004	12 months 04/07/2004 10/07/2004	Washington County, Florida	88 acres, W 1/2 of SW 1/4, Sec. 15, NW 1/4 of NW 1/4, Sec. 22, T2N, R16W

Canal Wood, LLC	6/27/2003	6/15/2004	Holmes County, Florida	55 acres, Sec. 3, T5N, R16W

Kennedy Forest Products	4/28/2003	18 months	Holmes County, Florida	200 acres, Sec. 9, T5N, R16W

Kennedy Forest Products	4/24/2003	18 months	Holmes County, Florida	308 acres, Secs. 11 & 14, T5N, R16W

North Florida Woodlands Company, Inc.	7/10/2001 1/6/2003 6/9/2003 1/7/2004	18 months 7/10/2003 1/10/2004 7/10/2004	Holmes County, Florida	205 acres, Sec. 15, T5N, R15W

Balfour Timber Company	7/1/2002 6/10/2004 12/10/2004	24 months 1/2/2005 3/1/2005	Jackson and Washington Counties	520 acres, Sec. 19, T5N, R12W and Sec. 24, T5N, R13W

Coastal Lumber Company	10/2/2002	18 months	Jackson County, Florida	195 acres, Sec. 35, T3N, R8W

SCHEDULE OF CONTRACTS 1.1 (b) SUPPLEMENTAL DEEDS

PURCHASER	DATE SIGNED	ACREAGE	COUNTY	DESCRIPTION
Leslie E. Darby and wife, Kim Darby	11/11/04	Approx. 10.5	Jackson County, Florida	Approx. 10.5 acres in S19, T4N, R9W

Jai Alai, Inc.	11/8/04	Approx. 0.77	Gadsden County, Florida	Approx. 0.77 acres in S34, T3N, R6W

SCHEDULE 5(b)

VALUE OF ACRES AND TIMBER

Closing	Value/acre

First Closing	$1430/acre

SCHEDULE 7.7

ENVIRONMENTAL MATTERS

Note: This Schedule 7.7 Environmental Matters is prepared based upon the knowledge of Matthew B. Bonham (Vice President, Timberland Operations) and J. R. Baker (Vice President of Property Administration). Pursuant to the agreement of Seller and Purchaser, Terry Porter (Florida Regional Forester), will furnish any additional information known to him within seven (7) days of the execution of the Agreement to which this Schedule 7.7 Environmental Matters is attached, and this Schedule and Agreement shall be amended accordingly.

Pursuant to Paragraph 7.7 of the Real Estate Purchase and Sale Agreement by and between Soterra LLC (“Seller”) and Plum Creek Timberlands, L.P. (“Purchaser”), Seller informs Purchaser of Seller’s knowledge of the following Environmental Matters:

1.	Unauthorized Trash Sites: The Florida Timberlands are managed as timberlands and are subject to unauthorized disposal of trash. When unauthorized trash sites are found, Seller takes appropriate action.

2.	Governmental Dumps Adjacent to the Properties. Seller’s property may be adjacent to governmental dumps. Seller is aware that the City of Chattahoochee, Florida established a governmental dump site on property adjacent to property included within the Agreement. The governmental dump site is surrounded on three sides by Seller’s property. The governmental dump site is located on the tract referenced as Florida Stave Company, J.R. Bell #2 K-859. It is located in the SW ¼ of the SW ¼ of Section 11, T3N, R6W, Gadsden County, FL.

3.	Abandoned County Landfills. Seller is aware of abandoned county landfills on its property including: abandoned county landfill site located in Section 7, T4N, R17W, Holmes County, FL (Unit 300, Stand 42); abandoned county landfill site located in Section 21, T3N, R10W, Jackson County, FL (Unit 332, Stand 5); abandoned county landfill site located in Section 25, T5N, R17W, Holmes County, FL (Unit 304, Stand 1); abandoned county landfill site located in Section 31, T4N, R9W (Unit 336, Stand 20); abandoned landfill site located in Section 26, T5N, R16W, Holmes County, FL (Unit 312, Stand 10).

4.	Notices of Potential Violation of Law. Seller receives communication from governmental entities concerning its properties and operations on its properties. Seller is aware that on February 28, 1989 Soterra Corporation received a letter from the Northwest Florida Water Management District alleging violations of Florida law concerning required authorizations for stream crossings and obstructions of the stream channel with tree tops. Seller believes this matter was satisfactorily resolved years ago.

5.

Storm Water Runoff. Seller has property adjacent to other land used in a manner that may involve storm water runoff. Seller is aware that in 1994 the Best Western Hotel along Interstate 10 discharged storm water or other waters onto Seller’s property in the SW ¼ of the NW ¼ of Section 30, T4N, R9W, Jackson County, Florida. This

unauthorized discharge was brought to the attention of local authorities and subsequently the motel owner ceased the discharge.

6.	Pipelines: A number of pipelines cross the property. Seller is not aware of problems with the pipelines but has not inspected the pipelines or the property on which they are located.

7.	Past Oil and Gas Leases: Some of the property has been leased for oil, gas and mineral exploration and development. Seller is not aware of the existence of any ongoing oil and gas wells or abandoned wells but has not inspected the property on which the past leases were located.

8.	Chemical Use: Seller uses forestry chemicals in the normal course of its silvicultural operations. Seller no longer owns the properties where these chemicals were stored by Seller. Seller now contracts out forestry activities concerning the application of chemicals including but not limited to the application of herbicides and pesticides. Seller also has yard and garden and household chemicals in its Florida Timberlands office in Mariana, Florida.

9.	Above Ground Storage Tank. Seller owned a 1,000 gallon above ground storage tank that was portable and moved from site to site in the operation of its silvicultural activities. The tank contained diesel fuel oil. Seller no longer uses above ground storage tanks.

10.	Former Pulpwood Yard: Seller previously leased a portion of its timberlands under a Woodyard Lease dated March 30, 1973 to Great Northern Paper Company, a division of Great Northern Nekoosa Corporation. The property was used as a woodyard. The lease expired on March 19, 1978 although company records indicated the lease was cancelled prior to that date. The property was located in the S ½ of the SE ¼ of SE ¼, Section 1, T3N, R15W, Washington County, Florida.

11.	Former Mill Site: Seller is aware that Seller leased a mill site known as the Cottondale Mill to Jimmy Williams (d/b/a Williams Veneer Mill) pursuant to a lease dated September 8, 1988. Seller’s predecessor in title previously leased the same property to Lloyd Williams, believed to be the father of Jimmy Williams. Prior leases include leases dated November 20, 1961 and November 29, 1969. Seller understands the property was used as a veneer mill site. Seller’s records indicate the property was not rented after 1988. The property is located in the SE ¼ of NE 1/4 , Section 36, T5N, R12W, South of the L & N RR and North of U. S. Highway 80 in the City of Cottondale. Seller does not know whether the tenant complied with EPA standards although Seller has a letter indicating the tenant will try to comply with the same. Seller believes that at one time there were storage tanks on the property, including but not limited to one 8,000 gallon above-ground tank for #5 heating oil. There may have been an underground storage tank. The mill was closed in the late 1980’s and the site is now planted in pine trees.

SCHEDULE 7.8

SUITS, ACTIONS OR PROCEEDINGS

Note: This Schedule 7.8 Suits, Actions or Proceedings is prepared based upon the knowledge of Matthew B. Bonham (Vice President, Timberland Operations) and J. R. Baker (Vice President of Property Administration.) Pursuant to the agreement of Seller and Purchaser, Terry Porter (Florida Regional Forester), will furnish any additional information known to him within seven (7) days of the execution of the Agreement to which this Schedule 7.8 Suits, Actions or Proceedings is attached, and this Schedule and Agreement shall be amended accordingly.

Pursuant to Paragraph 7.8 of the Real Estate Purchase and Sale Agreement by and between Soterra LLC (“Seller”) and Plum Creek Timberlands, L.P. (“Purchaser”), Seller informs Purchaser of Seller’s knowledge of the following Suits, Actions or Proceedings “spending or threaten”:

1.      Third Party Claims/Boundary Lines: Seller periodically conducts boundary line maintenance, surveys, or other examination of or along boundary lines. In the course of these actions Seller may note evidences of possession or potential encroachments. These included:

Name	Tract	GIS Block No.	S-T-R	County	Description
J. P. Hinson No. 1	H-6636	Unit 340	25-3N-8W	Jackson	Five Acres in Stands 31, 32 and 33 of the E ½ of SE ¼

T. G. Hinson	H-4014	314	11-3N-16W	Washington	Two Acres in SW ¼ of NW ¼; NE ¼ of SW ¼

C. J. Williams	H-877	314	4-3N-14W	Washington	Five Acres in NW ¼ of NW ¼

A. L. Dyson	H-1496	312	30-5N-15W	Holmes	Three Acres in SE ¼ of SW ¼

J. P. Hinson	H-6647	340	30-3N-7W	Jackson	Three Acres in NW ¼ of SE ¼

Interstate L&T Company	H-379	310	35-7N-15W	Holmes	Eight Acres in SW ¼ of SW ¼

Alford Bros. Co. No. 10	H-2375	326	23-5N-14W	Holmes	Six Acres along South and North line of N ½ of NW ¼

W. W. Wester Estate	H-1200	336	18-4N-9W	Jackson	One to Two Acres in NE ¼ of NE ¼ of SE ¼

Luceil Strickland	H-544	328	1-3N-12W	Jackson	One to Two Acres in SE ¼ of NE ¼

2. Third Party Claims/Title:

Hezeikiah Carroll	H-8337	342I	31-3N-6W	Gadsden	One Acre in SW ¼ of SE 1/4

C. E. Murray	H-416	336	19-4N-9W	Jackson	Five Acres in NE ¼ of SW 1/4

SCHEDULE 7.9

GOVERNMENTAL COMPLIANCE

Note: This Schedule 7.9 Governmental Compliance is prepared based upon the knowledge of Matthew B. Bonham (Vice President, Timberland Operations) and J. R. Baker (Vice President of Property Administration). Pursuant to the agreement of Seller and Purchaser, Terry Porter (Florida Regional Forester), will furnish any additional information known to him within seven (7) days of the execution of the Agreement to which this Schedule 7.9 Governmental Compliance is attached, and this Schedule and Agreement shall be amended accordingly.

Pursuant to Paragraph 7.9 of the Real Estate Purchase and Sale Agreement by and between Soterra LLC (“Seller”) and Plum Creek Timberlands, L.P. (“Purchaser”), Seller informs Purchaser, that in addition to the matters disclosed in Schedule 7.7, Seller has knowledge of the following Governmental Compliance matters subject to disclosure under the Agreement:

1.	Notices of Potential Violation of Law. Seller receives communication from governmental entities concerning its properties and operations on its properties. Seller is aware that on February 28, 1989 Soterra Corporation received a letter from the Northwest Florida Water Management District alleging violations of Florida law concerning required authorizations for stream crossings and obstructions of the stream channel with tree tops. Seller believes this matter was satisfactorily resolved years ago.